March 29, 1996


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Lynch Corporation - Preliminary Proxy Materials

Ladies and Gentlemen:

          Accompanying this letter for filing pursuant to Regulation 14A under the Securities Exchange Act of 1934 is a preliminary proxy statement and form of proxy for the annual meeting of shareholders of Lynch Corporation scheduled for May 9, 1996. It is anticipated that definitive proxy materials will be mailed to shareholders on April 11, 1996.

          The $125.00 filing fee is being transferred to the Commission's account pursuant to Rule 13(c) of Regulation
S-T.

          Please call me at (212) 969-3290, if you have any questions.

                                   Very truly yours,



                                   Edward W. Kerson


cc:  Robert A. Hurwich, Esq.

                    SCHEDULE 14A INFORMATION


Proxy Statement pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant (x)

Filed by a Party other than the Registrant ()




Check the appropriate box:

(x)  Preliminary Proxy Statement
()   Definitive Proxy Statement
()   Definitive Additional Materials
()   Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec.
     240.14a-12

                        Lynch Corporation


        (Name of Registrant as Specified in Its Charter)

 Edward W. Kerson, Esq., Proskauer Rose Goetz & Mendelsohn LLP,
             1585 Broadway, New York, New York 10036


           (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

(x)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or
     14a-6(i)(2).
()   $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
()   Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:




     (2) Aggregate number of securities to which transaction applies:




     (3) Per unit price or other underlying value of transaction compute pursuant to Exchange Act Rule 0-11:*




     (4)  Proposed maximum aggregate value of transaction:



     * Set forth the amount on which the filing fee is calculated and state how it was determined.

() Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
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     (1)  Amount previously paid:



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     (4)  Date Filed:


          DRAFT 3/27/96



                        LYNCH CORPORATION
                       8 Sound Shore Drive
                  Greenwich, Connecticut 06830
                       ___________________
            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD MAY 9, 1996
                       __________________


To The Shareholders of              April 11, 1996
  Lynch Corporation:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lynch Corporation, an Indiana Corporation, will be held at the Greenwich Public Library, 101 West Putnam Avenue, Greenwich,
Connecticut on Thursday, May 9, 1996, at 3:00 P.M. for the following purposes:

     1.   To elect seven directors to serve until the next Annual
          Meeting of Shareholders and until their successors are duly elected and qualified.

     2. To consider and vote on the right to exchange promissory notes in a principal amount of up to $25 million that may be issued by the Corporation for a convertible note of the Corporation under certain circumstances.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Information relating to the above matters is set forth in the attached Proxy Statement. As fixed by the Board of Directors, only Shareholders of record at the close of business of March 27, 1996 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     The Board of Directors encourages all shareholders to personally attend the annual meeting. Your vote is very important regardless of the number of shares you own. Shareholders who do not expect to attend are requested to promptly date, complete and return the enclosed proxy card in the enclosed accompanying postage-paid envelope in order that their shares of common stock may be represented at the annual meeting. Your cooperation is greatly appreciated.


                    By Order of the Board of Directors
                                        Robert A. Hurwich
                                        Secretary


          IMPORTANT: Your vote is important regardless of the number of shares you own. Please date, sign and return your proxy promptly in the enclosed envelope. Your cooperation is greatly appreciated.

                         LYNCH CORPORATION
                       8 Sound Shore Drive
                  Greenwich, Connecticut 06830

                      _____________________

                         PROXY STATEMENT

     This Proxy Statement is furnished by the Board of Directors of Lynch Corporation (the "Corporation") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the Greenwich Public Library, Greenwich, Connecticut on May 9, 1996, at 3:00 P.M. and at any adjournments thereof. This Proxy Statement and the accompanying proxy is first being mailed to shareholders on or about April 11, 1996.

     Only shareholders of record at the close of business on March 27, 1996 are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on such date, __________ shares of the Corporation's common stock, no par value (the "Common Stock"), were outstanding and eligible to vote. Each share of Common Stock is entitled to one vote on each matter submitted to the shareholders. Where a specific designation is given in the proxy, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted FOR the nominees for director named below, FOR approval of the right to exchange a promissory note in a principal amount of up to $15 million that may be issued by the Corporation into convertible notes of the Corporation under certain circumstances, and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting. Any shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her proxy and voting in person.

     An automated system administered by the Corporation's transfer agent tabulates the votes. Pursuant to the Indiana Business Corporation Law and the By-laws of the Company, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.


                      ELECTION OF DIRECTORS


     Seven directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted for the nominees named below. If for any reason any nominee shall not be available for election, such proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees in place of those who decline to be candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election.

     The election of directors shall be determined by a plurality of the votes cast.

     All of the nominees have served as directors of the Corporation since the last annual meeting held May 18, 1995, except for Messrs. Papitto and Muoio. The By-laws of the Corporation provide that Board of Directors shall consist of no less than five and no more than thirteen members and that any vacancies on the Board of Directors for whatever cause arising, including newly-created directorships, may be filled by the remaining directors until the next meeting of shareholders. Biographical summaries and ages as of April 1, 1996 of the nominees are set forth below. Data with respect to the number of shares of the Common Stock beneficially owned by each of them appears on pages
through           of this Proxy Statement.  All such information
has been furnished to the Corporation by the nominees.


    Name; Age; Business Experience
   and Principal Occupation for Last
 5 Years; and Directorships in Public                 Served
 Corporations and Investment Companies             Director from


Morris Berkowitz, 73
     Business Consultant (since 1984);
     Vice President (1970-1983) of LIN
     Broadcasting Corporation, a corporation
     engaged in cellular telephone, broadcasting
     and publishing activities . . . . . . . . . . .      1987

E. Val Cerutti, 56
     Business Consultant (since 1992); President
     and Chief Operating Officer (1975 - 1992) of
     Stella D'oro Biscuit Co., Inc., producer of
     bakery products; Director of The Gabelli
     Convertible Securities Fund and The Gabelli
     Gold Fund . . . . . . . . . . . . . . . . . . .      1990

Paul J. Evanson, 54
     President (since 1995) of Florida Power &
     Light Co.; Vice President, Finance and Chief
     Financial Officer of FPL Group, Inc. (since
     1992), parent company of Florida Power & Light;
     President and Chief Operating Officer of the
     Corporation (1988 - 1992); Chairman (1990 - 1992)
     and President (1988 - 1992) of Spinnaker
     Industries, Inc., a subsidiary of the Corporation
     engaged in the manufacturing of industrial process
     and air pollution equipment; Executive Vice
     President  of Moore McCormack Resources, Inc.
     (1986-1988), formerly a diversified construction
     materials and natural resources company; Director
     of FPL Group, Inc., Florida Power & Light Company
     and Southern Energy Homes, Inc. . . . . . . . .      1988

Mario J. Gabelli, 53
     Chairman and Chief Executive Officer of the
     Corporation (since 1986); Director of The Morgan
     Group, Inc., a subsidiary of the Corporation
     (since 1994); Director of Spinnaker Industries,
     Inc., a subsidiary of the Corporation (since 1995);
     Chairman and Chief Executive Officer of Gabelli
     Funds, Inc., successor to The Gabelli Group, Inc.
     (since 1980), an investment adviser and holding
     company for subsidiaries engaged in various
     aspects of the securities business; Chairman,
     President and Chief Investment Officer of Gabelli
     Global Multimedia Trust Inc. (since 1984), Gabelli
     Gold Fund, Inc. (since 1994), Gabelli Global
     Series Funds, Inc. (since 1993), Gabelli Investor
     Funds, Inc. (since 1993), Gabelli Equity Series
     Funds Inc. (since 1991), The Gabelli Value Fund
     Inc. (since 1989), The Gabelli Series Funds, Inc.
     (since 1989), and The Gabelli Equity Trust Inc.
     (since 1986); Trustee of The Gabelli Money
     Market Funds (since 1992), The Gabelli Growth
     Fund (since 1987) and The Gabelli Asset Fund
     (since 1986). . . . . . . . . . . . . . . . . .      1986

Salvatore Muoio, 36
     Security Analyst and Vice President of Lazard
     Freres & Co., L.L.C., an investment banking
     firm (since 1995); Securities Analyst at
     Gabelli & Company, Inc. (1985-1995) . . . . . .      1995

Ralph R. Papitto, 69
     Chairman and Chief Executive Officer of AFC
     Cable Systems, Inc., a manufacturer and
     supplier of electrical distribution products
     (since 1993); Founder, Chairman and a
     Director of Nortek, Inc., a manufacturer
     of construction products (1967 - 1993);
     Director of AFC Cable Systems, Inc. . . . . . .      1995

Paul P. Woolard, 72
     Business Consultant (since 1986); Senior
     Executive Vice President (1975-1986) of
     Revlon, Inc.; President of Revlon
     Beauty Group of Revlon, Inc., (1984 -
     1986), manufacturer of cosmetics and
     fragrances; Director of Chemex
     Pharmaceutical, Inc . . . . . . . . . . . . . .      1968


         OPERATION OF BOARD OF DIRECTORS AND COMMITTEES


    There were five (5) meetings of the Board of Directors during 1994, and the Board acted twice by unanimous written consent.

    The Board of Directors has established three standing committees, the principal duties of which are described below:

    Audit Committee: Recommends to the Board of Directors the appointment of independent auditors; reviews annual financial reports to shareholders prior to their publication; reviews the report by the independent auditors concerning management procedures and policies; and determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met 4 times during 1995. The present members are Messrs. Berkowitz (Chairman) and Woolard.

    Executive Compensation and Benefits Committee: Develops and makes recommendations to the Board of Directors with respect to the Corporation's executive compensation policies; recommends to the Board of Directors the compensation to be paid to executive officers; administers the Lynch Corporation 401(k) Savings Plan and Bonus Plan, as summarized on pages x through x of this Proxy Statement; and performs such other duties as may be assigned to it by the Board of Directors. The Executive Compensation and Benefits Committee met 2 times during 1995. The present members are Messrs. Woolard (Chairman) and Papitto.

    Executive Committee: Exercises all the power and authority of the Board of Directors, except as otherwise provided by Indiana law or by the By-laws of the Corporation, in the management affairs of the Corporation during intervals between meeting of the Board of Directors. The Executive Committee met once and acted once during 1995. The present members are Messrs. Gabelli (Chairman), Cerutti, Evanson and Papitto.

    The Corporation does not have a nominating committee.
Nominations for directors and officers of the Corporation are matters considered by the entire Board of Directors.


                    COMPENSATION OF DIRECTORS


    Directors, who are not otherwise employees, receive an annual cash retainer of $10,000 and a fee of $1,000 for each Board of Directors meeting and each committee meeting (which lasts for at least one hour) the Director attends, and commencing with 1996 $15,000 worth of Common Stock of the Corporation. In addition, a non-employee director serving as a committee chairman receives an additional $2,000 payment. A director who is an employee of the Corporation is not compensated for services as a member of the Board of Directors or any committee thereof. In addition, the Corporation purchases accident and dismemberment insurance coverage of $100,000 for each member of the Board of Directors and maintains a liability insurance policy which provides for indemnification of each Director (and officer) against certain liabilities which each may incur in his capacity as such.

    Mr. Bell, who resigned as a director of the Corporation as of December 31, 1995, is also a director and a member of the Compensation Committee of The Morgan Group, Inc. ("Morgan Group") and received the normal compensation payable to directors and committee members thereof. Mr. Cerutti received $79,000 in 1995 as a director of and for special consulting service provided to Lynch Machinery, Inc., a subsidiary of the Corporation. Mr. Woolard received $4,000 in 1996 as a director of Lynch Machinery, Inc. and Mr. Boyle received $9,000 as a director of M-tron Industries, Inc., a subsidiary of the Corporation. See Compensation Committee
Interlocks and Insider Participants at page    for certain payments
by Spinnaker Industries, Inc. ("Spinnaker") to a company affiliated with Mr. Boyle, who resigned as a director of the Corporation effective January 17, 1996.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth, as of April 1, 1996, certain information with respect to all persons known to the Corporation to each beneficially own more than 5% of the Common Stock of the Corporation, which is the only class of voting stock of the Corporation outstanding. The table also sets forth information with respect to the Corporation's Common Stock beneficially owned by the directors, by each of the executive officers named in the
Summary Compensation Table on page              of this Proxy
Statement, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessary indicative of beneficial ownership for any other purpose, Under such rules, beneficial ownership includes any shares to which a person has the sole or shared voting or investment power or any shares which the person can acquire within 60 days (e.g., through exercise of stock options or conversions of securities). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock set forth in the table. The following information is either reflected in Schedule 13Ds and 13Gs or Form 3s and Form 4s that have been filed with the Securities and Exchange Commission or which has otherwise been furnished to the Corporation.


  Name of                 Amount and Nature              Percent
Beneficial Owner*      of Beneficial Ownership          of Class
Bruce A Ritzenthaler        123,0481                        8.8%
Dimensional Fund
  Advisors, Inc.             84,8002                        6.1%
Mario J. Gabelli            346,9053                       24.9%
Morris Berkowitz                338                         **
E. Val Cerutti                  7384                        **
Paul J. Evanson               5,238                         **
Salvatore Muoio                 438                         **
Ralph R. Papitto                538                         **
Paul P. Woolard               2,141                         **
Robert E. Dolan                 2355                        **
Robert A. Hurwich                926

All Directors and
  Executive Officers
  as a group (ten in
  total)                    356,663                        25.7%

* The address of each holder of more than 5% of the Common Stock is as follows: Bruce A. Ritzenthaler - 7-A West Jackson
    Avenue, Naperville, IL 60540; Dimensional Fund Advisors - 1299 Ocean Avenue, Santa Monica, CA 90401; and Mr. Gabelli -
    Corporate Center at Rye, Rye, NY 10580.

**  Represents holdings of less than one percent.

(1) Does not include 2,200 shares registered in the name of Mr.
    Ritzenthaler's wife with respect to which Mr. Ritzenthaler does share investment or voting power.

(2) Because of its investment and/or voting power over shares of Common Stock of the Corporation held in the accounts of its investment advisory clients, Dimensional Fund Advisors, Inc., an investment adviser ("Dimensional"), is deemed to be the beneficial owner of 84,800 shares. Dimensional disclaims beneficial ownership of all such shares.

(3) Includes 326,219 shares of Common Stock owned directly by Mr. Gabelli including 2,991 held for the benefit of Mr. Gabelli under the Corporation's 401(k) Savings Plan, and 20,000 shares of Common Stock owned by certain family trusts. Mr. Gabelli disclaims beneficial ownership of the shares owned by the family trusts.

(4) 500 shares are jointly owned with wife and sharing voting and investment power.

(5) Includes 35 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has voting and investment power.

(6) Held for the benefit of Mr. Hurwich under the Corporation's
    401(k) Savings Plan.


    Spinnaker is a majority-owned subsidiary of the Corporation whose stock is traded in the over-the-counter market and which is listed in the National Association of Securities Dealers Automated Quotations (NASDAQ). Mr. Gabelli beneficially owns 52,200 shares (including 15,300 shares owned by certain family trusts which Mr. Gabelli disclaims beneficial ownership of) (2.2% of the outstanding shares) of Spinnaker's Common Stock. He may also be deemed to be a beneficial owner of 2,259,063 shares (83.2% of the outstanding shares) of Spinnaker's Common Stock owned by the Corporation (through Lynch Manufacturing Corporation, a wholly-owned subsidiary of the Corporation) by virtue of his ownership of 24.4% of the shares of the Common Stock of the Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of the Common Stock of Spinnaker held by the Corporation. Boyle, Fleming, George & Co. Inc., an affiliate of Mr. Boyle, owns warrants to purchase 689,443 shares (20%) of Spinnaker Common Stock. Mr. Evanson owns 2,250 shares of Spinnaker Common Stock. Mr. Dolan owns 1,225 shares of Spinnaker Common Stock.

    Morgan Group is a 47% owned subsidiary of the Corporation whose stock is traded on the NASDAQ National Market System. Mr. Gabelli beneficially owns 10,000 shares (0.7%) of Morgan Group's Class A Common Stock. He may also be deemed to be a beneficial owner of 150,000 shares of Morgan Group's Class A Common Stock and 1,200,000 shares of Morgan Group's Class B Common Stock owned by the Corporation, by virtue of his ownership of 24.4% of the shares of Common Stock of the Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of Morgan Group stock held by the Corporation. Mr. Woolard owns 200 shares of Morgan Group's Class a Common Stock.

                     EXECUTIVE COMPENSATION


    The following tables set forth compensation received by the Corporation's Chief Executive Officer and each of the other executive officers of the Corporation for the last three fiscal years and certain information as to stock options:


                   SUMMARY COMPENSATION TABLE

                       Annual Compensation

                                             Long Term
                                           Compensation
                                              Awards
Name and                                       Stock    All Other
Principal                                   Underlying Compensatin
Positions       Year   Salary($)  Bonus($)    Options     ($)

Mario J. Gabelli1995    325,000 625,000        -             200
   Chief Executive
   Officer,
   Chairman of
   the Board    1994    150,000       0        -             200
   Chairman of
   the Executive
   Committee    1993    150,000 250,000        -             200

Michael J. Small1995    183,846       0   12,256 Shs
   Office of the
     President  1994    191,538       0   37,000 Shs          -


Robert E. Dolan 1995    152,700 125,000
   Chief Financial
     Officer    1994    140,096       0        -             200
                1993    125,096  50,000        -             200
                1992    104,469  15,000        -             200

Robert A.       1995  135,200  50,000                      200
 Hurwich3       1994  107,538       0        -              -
    Vice President-
    Administration,
    Secretary,
    General Counsel

(1) Bonuses earned during any fiscal year are generally paid during the following fiscal year. Mr. Gabelli used his 1995 bonus to purchase 10,373 shares of Common Stock from the Corporation.

(2) The compensation reported represents contributions made by the Corporation to the Lynch Corporation 401(k) Savings Plan. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to Executive Compensation did not exceed 10 per cent of salary and bonus for 1994.

(3) Messrs. Small and Hurwich joined the Corporation in January 1994 and February 1994, respectively. Mr. Small's employment terminated effective September 1, 1995; amount for 1995 includes consulting fees paid to Mr. Small for the remainder of 1995.

               OPTION GRANTS IN LAST FISCAL YEAR

                                                   Poten-
                                                    tial    Value
                                                    Real-    at
                                                   izable  Assumed
                                                   Annual   Stock
                                                  Rates of  Price
                       Individual                 Apprecia-Option
                         Grants                   tion For  Term

                         Percent
                Number     of
                  of      Total
              SecuritiesOptions/
              Underlying  SARS   Exercise
               Options/Granted to   or
                 SARS   Employees  Base
                Granted in Fiscal  Price Expiration
                  (#)     Year    ($/Sh)    Date    5%($)   10($)
                  (b)      (c)      (d)      (e)     (f)     (g)
Michael J. Small12,256    100%    $33.25  1/18/99   N.A.1    N.A.1


1. The options set forth in the table were the second installment granted to Mr. Small pursuant to an employment agreement for Mr. Small to serve in the Office of the President. In addition, the employment agreement provided for a third additional option installment of 12,256 shares, which would have had an exercise price equal to the closing prices of the Corporation stock on January 18, 1996. All options terminated as a result of his termination of employment effective September 1, 1995. See Transactions with Certain Affiliated Parties.

EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE
COMPENSATION


Overview and Philosophy

     The Executive Compensation and Benefits Committee ("Committee") of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation's executive compensation policies and administering the various executive compensation plans. In addition, the Committee recommends to the Board of Directors the annual compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Corporation, as well as to other key employees. The Committee is comprised of two independent, non-employee directors.

     The objectives of the Corporation's executive compensation program are to:

     . Support the achievement of desired Corporation performance.

     . Provide compensation that will attract and retain superior talent and reward performance.

     . Ensure that there is appropriate linkage between executive compensation and the enhancement of shareholder value.

     . Evaluate the effectiveness of the Corporation's incentive arrangements.

     The executive compensation program is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term Company performance and specific issues peculiar to the Corporation, as well as individual performance. The Committee uses its discretion to recommend executive compensation at levels warranted in its judgment by corporate and individual performance.


     Executive Officer Compensation Program


     The Corporation's executive officer compensation program is comprised of base salary, cash bonus compensation, Executive Stock Purchase Loan Plan, Lynch Corporation 401(k) Savings Plan, and other benefits generally available to employees of the Corporation. In connection with recruiting for the Office of the President in 1994, the Corporation also awarded stock options. In 1996 the Corporation adopted a Phantom Stock Plan application to officers and employees of the Corporation. Mr. Gabelli elected not to participate in the Phantom Stock Plan.


     Base Salary


     Base salary levels for the Corporation's executive officers are intended to be competitive. In recommending salaries the Committee also takes into account individual experience and performance and specific issues particular to the Corporation. A summary of the compensation awarded to the Chief Executive Officer and certain other executive officers is set forth in the "Summary
Compensation Table" on page    of this Proxy Statement.


     Bonus Plan


     The Corporation has in place a bonus plan that is based on an objective measure of corporate performance and on subjective evaluation of individual performance for its executive officers and other key personnel. In general, the plan provides for an annual bonus pool equal to 20% of the excess of (i) the consolidated pre-tax profits of the Corporation for a calendar year over (ii) 25% of the Corporation's shareholders' equity at the beginning of such year adjusted for dividends paid during the year. The Executive Compensation and Benefits Committee at its discretion may take into consideration other factors and circumstances in awarding bonuses such as progress toward achievement of strategic goals and qualitative aspects of management performance. A summary of bonuses awarded to the Chief Executive Officer and certain other executive officers is set forth in the "Summary Compensation Table"
on page    of this Proxy Statement.


     Lynch Phantom Stock Plan


     In February 1996 the Corporation adopted a Phantom Stock Plan pursuant to which share units equivalent to one share of Common Stock of the Corporation may be awarded to officers and employees of the Corporation. Mr. Gabelli elected not to participate in the Plan. The Committee administers the Phantom Stock Plan, including selecting the persons to be awarded share units and number units to be awarded. Such share units are initially valued at a trailing average price of the Corporation's Common Stock (or such other price as the Committee determines), vest on the first anniversary of the date of grant and may be exercised by the grantee at any time after vesting and prior to the fifth anniversary of the date of Grant. Upon exercise the grantee is entitled to the difference between the market price of the Corporation's Common Stock on the date of exercise and the award value, multiplied by the number of share units granted, and the Corporation may elect to pay the award with Common Stock of the Corporation for up to 100% of the value. Seven thousand one hundred units were awarded in February 1996, of which 4,000 were awarded to Mr. Dolan and 2,500 were awarded to Mr. Hurwich at $63.03 per share units.



     Executive Stock Purchase Loan Plan


     In December 1994, the Corporation adopted the Executive Stock Purchase Loan Plan ("Stock Loan Plan"). The Stock Loan Plan is intended to encourage stock ownership in the Corporation by its executive officers. The Corporation may loan up to one hundred percent (100%) of the purchase price of the shares to officers of the Corporation selected by the Chairman of the Board (who is not eligible to participate). The maximum amount of loans under the Stock Loan Plan is $100,000 per year ($30,000 per officer per year) and $200,000 in total, which amounts may be increased by the Board of Directors. Loans will bear interest (currently 6.34% per annum) and will be collateralized by the shares so acquired until the loan has been repaid. The shares may be put to the Corporation in full satisfaction of the loan principal. To date, no such loans have been made to any individual under the Stock Loan Plan.



     Lynch Corporation 401(k) Savings Plan


     All employees of the Corporation and its subsidiaries are eligible to participate in the Lynch Corporation 401(k) Savings Plan, other than those employed in the Corporation's telephone entities and those covered by a collective bargaining agreement, after having completed one year of service (as defined in the Plan) and having reached the age of 18.

     The 401(k) Plan permits employees to make contributions by deferring a portion of their compensation. Participating employees also share in contributions made by their respective employers.
The annual mandatory employer contribution to each participant's account is equal to 25% of the first $800 of the participant's contribution. In addition, the employer may make a discretionary contribution of up to 75% of the first $800 of the participant's contribution. No such discretionary contribution was made in 1994. A participant's interest in both employee and employer contributions and earnings thereupon are fully vested at all times.

     Employee and employer contributions are invested in guaranteed investment contracts, certain mutual funds or Common Stock of the Corporation, as determined by the participants. With respect to the individuals listed in the Summary Compensation Table, employer contributions of $200 were paid to the accounts of each of Messrs. Gabelli, Dolan, and Hurwich, and each of such individuals deferred $9,240 under the Plan during 1995, which amounts have been included for such individual in the Summary Compensation Table.

     Benefits


     The Corporation provides medical life insurance and disability benefits to the executive officers (in the case of Mr. Gabelli, it shares the cost with Gabelli Funds, Inc.) that are generally available to Corporation employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for fiscal 1994.


     Chief Executive Officer Compensation


     The following table sets forth compensation received by Mr.
Gabelli since 1986 when Mr. Gabelli became Chairman and Chief
Executive Officer of the Corporation:


        1986 1987 1988    1989  1990   1991   1992   1993    1994    1995

Salary   0   0   60,000 90,000 90,000 90,000 150,000 150,000 150,000 325,000
Bonus    0   0   30,000 0      0      0      100,000 250,000  0      625,000

After considering the substantial increase in the size and scope of the Corporation, improved financial performance as reflected by the increase in private market value as well as public market value, and improved return on shareholder equity, the Compensation Committee recognized that Mr. Gabelli's 1994 and prior years' compensation was materially below that of chief executive officers of comparable companies, even after considering that Mr. Gabelli's service to the Corporation is not full time. Therefore, the Committee increased Mr. Gabelli's salary to $500,000 per year effective July 1, 1995. In addition, the Committee recognizes the role of leadership, particularly that of the Chief Executive Officer, in developing existing businesses and in making strategic acquisitions. Therefore, it is considering other forms of "at risk" incentive compensation for Mr. Gabelli to maximize both the intrinsic value of the Corporation's assets and the market price of the Company's stock. In order to further identify Mr. Gabelli's interests with that of the Corporation, the Corporation authorized the sale by the Corporation to Mr. Gabelli of $625,000 of Common Stock (equal to Mr. Gabelli's 1995 bonus), which resulted in the purchase of 10,373 shares. The Corporation had a good year in 1995 including record earnings and the undertaking and/or completion of several important strategic steps, and executive officers, especially Mr. Gabelli, made substantial contributions to the Corporation's performance which is reflected in the bonus awarded to Mr. Gabelli.

                                                  Paul P. Woolard,
Chairman
                                                  Ralph R. Papitto

                                                  Members of the
Executive Compensation
                                                  and Benefits
Committee



                        PERFORMANCE GRAPH


The graph below compares the cumulative total shareholder return on the Common Stock of the Corporation for the last five fiscal years ended December 31, 1995 with the cumulative total return on the broad market by the American Stock Exchange Market Value Index, and the peer group, as measured by the Amex Service Industry Subindex over the same period (assuming the investment of $100 in the Corporation's Common Stock, and each of the indexes on December 31, 1990, and reinvestment of all dividends).


         INVESTMENT OF $100 DOLLARS ON DECEMBER 31, 1990
                 WITH REINVESTMENT OF DIVIDENDS


Put graph here















INDEX ON CUMULATIVE TOTAL RETURNS SINCE 1990

- -0-  Lynch Corporation
- - -  Board Market = American Stock Exchange Market Value Index
- -X-  Peer Group = American Stock Exchange Service Industry Index

                             ITEM 2

TO CONSIDER AND VOTE ON THE EXCHANGE RIGHT IN A PROMISSORY NOTE IN A PRINCIPAL AMOUNT OF UP TO $25 MILLION THAT MAY BE ISSUED BY THE
CORPORATION

     The Corporation may require funds for general corporate purposes, including, without limitation, advances to Spinnaker, investment in personal communication services ("PCS") and acquisitions. If those funds are required, the Corporation may request Gabelli Funds, Inc. ("GFI") to assist the Corporation in obtaining up to $25 million of those funds. Mr. Gabelli is the principal shareholder of, and controls, GFI. GFI or its Proprietary Accounts may provide some or all of those funds. To the extent GFI assists in obtaining funds from persons other than GFI or its Proprietary Accounts, the Corporation would pay GFI customary fees for such services, as determined and approved by the Board of Directors of the Corporation. Proprietary Accounts shall mean the accounts of (i) all subsidiaries of GFI, (ii) all directors, officers and key employees of GFI and its subsidiaries, including Mr. Gabelli, (iii) all accounts of members of the immediate family of a person included in clause (ii), i.e., spouse and minor children living with such person, and (iv) all accounts in which (a) any one of the persons or entities listed in clauses
(i) through (iii) has at least a 10% interest or (b) in which persons or entities listed in clauses (i) through (iii) in the aggregate have at least a 25% interest.

     It is anticipated that any such funds that are raised would be in the nature of borrowings represented by promissory notes (the "Notes"). It is anticipated that the Notes would bear interest at 8% per annum, with principal and interest payable not earlier than 120 days after the issue date of the Notes. It is further anticipated that the Notes may be secured by a pledge of the stock of certain subsidiaries of the Corporation (which may, at the time, be subject to a prior security interest) and possibly other security.

     It is anticipated that the holder(s) of the Notes would be entitled after the occurrence of a payment default on the Notes to exchange the Notes for Convertible Notes of the Corporation (the "Convertible Notes"). It is anticipated that the Convertible Notes would have a maturity of up to 10 years, and would contain such terms as the Board of Directors may authorize, including a right to be converted into Common Stock at a conversion price equal to the lowest of (i) $60 per share, (ii) the closing price of the Common Stock on the last trading day before issuance of the Notes or (iii) the average market price of the Common Stock during an agreed period before the default. The closing price of the Common Stock
on the American Stock Exchange on April   , 1996, was $       .

     It is anticipated that any Notes held by GFI or its Proprietary Accounts would provide that in the event of a payment default the Corporation would use its best efforts to register with the Securities and Exchange Commission, Convertible Notes equal to the principal amount of Notes (plus accrued but unpaid interest thereon) held by such party or parties and the shares of Common Stock into which the Convertible Notes may be convertible, for offering by the Corporation to all shareholders of the Corporation, including Mr. Gabelli, on a basis such that each shareholder would be entitled to acquire a portion of such Convertible Notes as nearly equal as possible to that portion of the outstanding shares of Common Stock owned by such shareholder on the date the registration is declared effective. It is anticipated that Mr. Gabelli would be able to pay for his allocable portion of the Convertible Notes by exchanging Notes held by GFI and its Proprietary Accounts valued at the principal amount of Notes so exchanged plus accrued but unpaid interest thereon. It is anticipated that the Corporation may use any net proceeds from that offering to pay any Notes that shall not have been exchanged for Convertible Notes. If the Notes qualify for listing on the American Stock Exchange, the Corporation anticipates that it would seek to have the Convertible Notes listed.

     The Corporation hereby incorporates by reference the financial statements, the supplementary financial information and management's discussion and analysis of financial condition in the Corporation's 1995 Annual Report ot Shareholders delivered to shareholders with this Proxy Statement. In addition, reference is made to the pro forma financial information in Exhibit A hereto.

     The Board believes that, in a circumstance in which the Notes would become convertible into Convertible Notes (i.e., after a payment default on the Notes), and if the Notes (or a substantial portion thereof) were converted, the default might be cured. The Board considers the exchange provision of the Notes to be reasonable and appropriate under the circumstances.

     THE BOARD OF DIRECTORS (OTHER THAN MR. GABELLI, WHO IS MAKING NO RECOMMENDATION) RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF THE
EXCHANGE RIGHT.

     MR. GABELLI HAS NOT INDICATED HOW HE INTENDS TO VOTE THE
SHARES BENEFICIALLY OWNED BY HIM ON THIS MATTER.


          TRANSACTIONS WITH CERTAIN AFFILIATED PERSONS


     Mr. Gabelli is affiliated with various entities which he directly or indirectly controls and which are engaged in various aspects of the securities business, such as an investment advisor to various institutional and individual clients including registered investment companies and pension plans, as a broker-dealer, and as managing general partner of various private investment partnerships. On March 12, 1996, the Corporation paid Mr. Gabelli his 1995 bonus of $625,000 and sold him 10,373 shares of Common Stock for $625,000, or $60.25 per share, the closing price of the Common Stock on March 11, 1996. In addition, the Corporation loaned Mr. Gabelli $212,000 for the period from March 15, 1996 until March 31, 1996, at 6% interest, for the payment of withholding taxes on Mr. Gabelli's 1995 bonus paid in Common Stock. During 1995, the Corporation and its subsidiaries engaged in various transactions with certain of these entities and the amount of commissions, fees, and other remuneration paid to such entities, excluding reimbursement of certain expenses related to Mr. Gabelli's employment by the Corporation, was less than $60,000. Pursuant to Indiana law and the Corporation's Articles of Incorporation and as previously reported, the Corporation indemnified Mr. Gabelli for outside legal fees of $391,575 incurred in connection with a regulatory inquiry. See also Item 2 above.

     Michael J. Small ceased to be an officer and employee of the Corporation effective September 1, 1995, and his employment agreement and stock options terminated as of that date. The Corporation agreed to pay Mr. Small consulting fees of $350,000 over a three and one-quarter year period plus an additional $600,000, half of which was paid at year-end 1995 and the other half to be paid over three years.

     See Compensation Committee Interlocks and Insider
Participation below.


Compensation Committee Interlocks and Insider Participants


     Mr. Boyle, who is the Chairman and Chief Executive Officer of Spinnaker, served as a member of the Executive Compensation and Benefits Committee from August 17, 1995 until his resignation as a director of the Corporation on January 17, 1996 and attended one meeting on December 7, 1995. Messrs. Gabelli and Dolan serve as directors of Spinnaker, which does not have a compensation committee.

     In June 1994, Spinnaker and Boyle, Fleming, George & Co., Inc. ("BF") entered into a Management Agreement (the "Management Agreement"), pursuant to which BF agreed to provide to Spinnaker operations management, strategic planning, acquisition analysis and implementation, investment banking and financial advisory services and supervision of Spinnaker's financial reporting and regulatory obligations. Mr. Boyle, a director of the Corporation through January 17, 1996, is a director, chief executive officer and a principal owner of BF and pursuant to the Management Agreement became a director and Chairman of the Board and chief executive officer of Spinnaker.

     The Management Agreement had an initial term of one year, and is automatically renewable for a term of one additional year unless either party gives notice of termination not less than 90 days prior to the end of the first anniversary of the Agreement. Thereafter, the Agreement is terminable on 90 days' notice by either party. Pursuant to the Management Agreement BF received a management fee of $200,000 in 1995, plus reimbursement of expenses. The management fee for 1996 has been raised to $400,000 reflecting, among other things, the increased size and complexity of Spinnaker. Mr. Boyle does not receive a salary from Spinnaker, nor does Mr. Fleming, the President of Spinnaker.

     Spinnaker and BF also entered into a Warrant Purchase Agreement (the "Warrant Purchase Agreement") in June 1994, pursuant to which BF received a Warrant (the "A Warrant") to purchase 678,943 shares of Common Stock of Spinnaker for a price of $2.67 per share (adjusted for the three for two stock split in December 1994 and December 1995) at any time on or before June 10, 1999. BF may also receive a warrant to purchase additional Spinnaker shares under certain circumstances on the occurrence of an equity offering by Spinnaker.

     When Spinnaker acquired an 80.1% interest in Brown-Bridge Industries, Inc., an acquisition opportunity developed by BF prior to entering into the Management Agreement, certain affiliates of BF loaned Spinnaker $322,000 at an interest rate of 18% to help Spinnaker fund its portion of Spinnaker's acquisition and acquired 6.2% of the Brown-Bridge stock on the same terms and conditions as Spinnaker.

                      INDEPENDENT AUDITORS


     The Board of Directors upon the recommendation of its Audit Committee, has reselected the firm of Ernst & Young, independent auditors, to audit the consolidated financial statements of the Corporation for the fiscal year ending December 31, 1996. Management has not followed the practice of presenting the selection of auditors to the shareholders for their approval. Representatives of Ernst & Young are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions.


                     SECTION 16(a) REPORTING


     Section 16(a) of the Securities and Exchange Acts of 1934, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission and American Stock Exchange initial reports of ownership and reports of changes in the ownership of Common Stock and other equity securities of the Company. Such persons are required to furnish the Corporation with copies of all Section 16(a) filings. Based solely on the Corporation's review of the copies of such filings it has received and written representations of directors and officers, the Corporation believes that during the fiscal year ended December 31, 1995, its officers, directors, and 10% shareholders are in compliance with all Section 16(a) filing requirements applicable to them, except that the initial filing when Mr. Muoio became a director was inadvertently filed approximately one week late.


                    PROPOSALS OF SHAREHOLDERS


     Proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Office of the Secretary, Lynch Corporation, 8 Sound Shore Drive, Greenwich, Connecticut 06830, by no later than December 14, 1995, for inclusion in the Corporation's proxy statement and form of proxy relating to the 1996 Annual Meeting.


                          MISCELLANEOUS


     The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

     The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation has employed the firm of Morrow
& Co. Inc., 345 Hudson Street, New York, New York, 10014 to assist in this solicitation at a cost of $3,500, plus out-of-pocket expenses. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams and personal interviews, and the telephone.


                          ANNUAL REPORT


     The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1995, has been sent herewith to each shareholder. Such Annual Report, however, is not to be regarded as part of the proxy soliciting material.


                                  By Order of the Board of
Directors



                                   ROBERT A. HURWICH
                                   Secretary
Dated:  April 11, 1996


LYNCH CORPORATION
PRO FORMA FINANCIAL STATEMENTS
DECEMBER 31, 1995



                                        CONVERSION
                                            OF
                                        CONVERTIBLE
                                           NOTES
                        PRO FORMA       ADJUSTMENTS    PRO FORMA
SALES AND REVENUES        429,435                       429,435

COSTS AND EXPENSES        402,144                       402,144

   OPERATING PROFIT        27,291              0         27,291

OTHER INCOME (EXPENSE):

   Investment income        3,070                         3,070

   Interest expense       (17,004)         2,000        (15,004)

   Share of operations
   of affiliated
   companies                  398                           398

   Gain on sales of
   subsidiary and
   affiliate stock             59                            59

INCOME BEFORE INCOME
   TAXES AND MINORITY
   INTEREST                13,814          2,000         15,814

Provisions for
   income taxes            (5,415)          (680)        (6,095)

Minority interests         (2,254)                       (2,254)

NET INCOME                  6,145          1,320          7,465

Weighted average
   shares and
   share equivalents
   outstanding          1,407,000        416,667      1,823,667

EARNINGS PER SHARE           4.37                          4.09


NOTES:  (1)  Assumes Central Products Acquisition occurred on January 1,
             1995
        (2) Assumes conversion of $25 million of Convertible Notes and that the conversion price is $60 per share
        (3)  Central Products pro forma adjustments as filed in Form
             8-K/A(1) as filed by Lynch as of October 4, 1996.
        (4)  All numbers except per share numbers are in thousands.


LYNCH CORPORATION
PRO FORMA FINANCIAL STATEMENTS
DECEMBER 31, 1995

                                        CONVERSION
                                          OF DEBT
                        AS REPORTED     ADJUSTMENTS    PRO FORMA

CURRENT ASSETS:
  Cash and cash
    equivalents           15,921                         15,921
  Marketable securities
    and short-term
    investments           11,432                         11,432
  Trade accounts
    receivable,
    less allowances
    of $     and
    $737 in 1995
    and 1994,
    respectively
    includes
    $3,602 and
    $3,624 of
    costs in
    excess of
    billings at
    1995 and 1994,
    respectively          52,306                         52,306
  Inventories             33,235                         33,235
  Deferred income
    taxes                  4,242                          4,242
  Other current
    assets                 6,810                          6,810

TOTAL CURRENT ASSETS     123,946                0       123,946

PROPERTY, PLANT
AND EQUIPMENT:

  Land                     2,068                          2,068
  Buildings and
    improvements          16,675                         16,675
  Machinery and
    equipment            128,397                        128,397
                         147,140                0       147,140
  Accumulated
    depreciation         (36,093)                       (36,093)
                         111,047                0       111,047

INVESTMENTS IN AND
ADVANCES TO
AFFILIATED COMPANIES       8,982                          8,982

INTANGIBLE ASSETS, NET    53,060                         53,060

OTHER ASSETS               5,702                          5,702

TOTAL ASSETS             302,737                0       302,737

LIABILITIES AND
SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

  Notes payable to
    banks                  9,622                          9,622
  Trade accounts
    payable               20,147                         20,147
  Accrued interest
    payable                1,146                          1,146
  Accrued liabilities     30,135                         30,135
  Customer advances        3,787                          3,787
  Current maturities of
    long-term debt        64,708         (25,000)        39,708

TOTAL CURRENT
LIABILITIES              129,545          (25,000)      104,545

LONG-TERM DEBT           113,029                        113,029

DEFERRED INCOME
TAXES                     11,687                         11,687

MINORITY INTERESTS        12,964                         12,964

SHAREHOLDERS'
EQUITY

  Common Stock, no par
    or stated value:
     Authorized 10
     million shares
     issued
     1,471,191 and
     1,887,857 shares      5,139           25,000        30,139
  Additional paid-in
    capital                7,873                          7,873
  Retained earnings       23,776                         23,776
  Treasury stock of
     92,528 and
     92,533
     shares, at
     cost                 (1,276)                       (1,276)

TOTAL SHAREHOLDERS'
EQUITY                    35,512           25,000        60,512

TOTAL LIABILITIES
AND SHAREHOLDERS'
EQUITY                   302,737                0       302,737



                        LYNCH CORPORATION


   This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned shareholder of LYNCH CORPORATION (the "Corporation") hereby appoints Joseph H. Epel and Robert A. Hurwich, or any one of them (each with power to act alone and with power of substitution), Proxies of the undersigned, with authority to vote at the Annual Meeting of Shareholders of the Corporation to be held May 9, 1996 and at any adjournments thereof, all the shares of Common Stock of the Corporation which the undersigned would be entitled to vote if then personally present, upon the matters specified below, and, in their discretion, upon such other matters that may properly come before the Annual Meeting, and any adjournments thereof.

  The shares represented by this Proxy shall be voted in accordance with the instructions given by the shareholder, but if no instructions are given, this Proxy will be voted FOR all of the nominees for Directors listed in Item 1 and FOR Item 2 and, in the discretion of the Proxies, with respect to any other matter that is properly brought before the Annual Meeting.

        (continued and to be signed on the reverse side)



                        LYNCH CORPORATION

1.  Election of Directors Duly Nominated:

FOR WITHHOLD                    Morris Berkowitz, E. Val
                                Cerutti, Paul J. Evanson, Mario
                                J. Gabelli, Salvatore Muoio,
                                Ralph R. Papitto and Paul P.
                                Woolard.  (INSTRUCTION: To
                                withhold authority to vote for
                                one or more individual nominees,
                                write such name or names on  the
                                space provided below.)



2. Right to exchange a promissory note in a principal amount up to $15 million that may be issued by the Corporation into Convertible Notes under certain circumstance, as described in the Proxy
Statement.

FOR AGAINST WITHHOLD
                             Please sign exactly as your name
                             appears on this Proxy. All joint
                             owners must sign. When acting as
                             attorney, executor, administrator,
                             trustee or guardian, please give full
                             title as such. If a corporation,
                             please sign in full corporate name by
                             President or other authorized person.
                             If a partnership, please sign in full
                             partnership name by authorized
                             person.

                             Dated:                          , 1995


                                                          (L.S.)
                             (Signature of Shareholder)


                                                        (L.S.)
                             (Signature of Shareholder)

                             PLEASE DATE, SIGN AND MAIL THIS PROXY
                             IN THE ENVELOPE PROVIDED.